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                                                                        EX 10.1


                              CONSULTING AGREEMENT

     THIS AGREEMENT is made as of the 31st day of March, 1999, by and between IDEX CORPORATION, a Delaware corporation having its executive offices at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062 ("Company") and DONALD N. BOYCE, an individual residing at 1251 N. Sheridan Road, Lake Forest, Illinois 60045(the "Consultant").

     INTRODUCTORY STATEMENT.

     Prior to April 1, 1999, the Consultant is serving as Chairman and Chief Executive Officer of the Company. Effective as of April 1, 1999 Consultant will no longer serve as Chief Executive Officer of the Company. Consultant has acquired during his employment valuable knowledge regarding the business, management and operations of the Company, including skills related to major transactions engaged in by the Company, and the Company desires to have Consultant provide consulting services subsequent to his retirement from employment with the Company. Company has agreed to engage the Consultant to provide certain services to the Company, and the Consultant has agreed to be so engaged by Company, upon the terms and conditions set forth in this Agreement. Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, Company and the Consultant agree as follows:


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     1. ENGAGEMENT; TERM.

     Subject to the terms and conditions set forth in this Agreement, Company hereby agrees to engage the Consultant, and the Consultant hereby accepts such engagement, for the period beginning on April 1, 1999, and continuing for a period ending on March 31, 2001. Company and Consultant do hereby acknowledge that the relationship between Company and Consultant shall be that of an independent contractor and that Consultant shall not be treated as an employee for any purpose.

     2. DUTIES.

     The Consultant shall provide consulting services to Company concerning the operations and business of the Company as may be reasonably requested from time to time by the Company's Chief Executive Officer or Board of Directors. The Consultant's work schedule and location to perform such duties shall be established by mutual agreement of the parties, provided, however, that Consultant shall not be required to perform the services exclusively at the Company's executive offices and he may, at his discretion, perform the services from any personal residence that he may from time to time maintain. If there shall be a change of control, as defined in the Employment Agreement by and between Company and Consultant as in effect on March 31, 1999, then Consultant shall not be required to perform services under this Agreement


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more frequently than one day per month.

     3. COMPENSATION. In consideration of the performance of the consulting services hereunder, the Consultant shall receive the following:

     (a) Company shall pay to the Consultant the sum of $700,000.00 to be paid in twenty-four (24) monthly payments in the amount of $29,166.67 commencing on the first day of April, 1999 with the final payment to be made on the first day of March, 2001. If Consultant becomes disabled or is otherwise unable to perform the services under this Agreement, all payments as due under this Agreement will be paid to Consultant or to the guardian of him or his property, if one is appointed. If Consultant dies prior to receipt of all payments under this Agreement, the amount remaining to be paid will be paid in a single lump sum payment, within 30 days of his death, to his spouse, if surviving, or to his estate if she does not survive him.

     (b) During the term of this Agreement, Company shall provide and make available to the Consultant reasonable office space and secretarial and other related support services for the Consultant's use at the Company's principal offices.

     4. REIMBURSEMENT FOR EXPENSES.

     The Company shall reimburse the Consultant for expenses (including, without


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limitation, travel, including without limitation, travel from any personal residence Consultant may maintain to the Company's executive offices in Northbrook, Illinois, or other agreed upon worksite, and accommodations, at the level, class and manner provided to him immediately prior to his retirement as Chief Executive Officer) which the Consultant may from time to time reasonably incur on behalf of, and at the request of, the Company in the performance of his responsibilities and duties under this Agreement; provided, however, that the Consultant shall be required to account to Company for such expenses in the manner prescribed by Company. In determining expenses reasonably incurred in the performance of his duties, the Consultant shall be reimbursed consistent with the Company's policy on reimbursement as it applied to him at the time immediately prior to the time he retired from employment as Chief Executive Officer of the Company.

     5. POST-CONSULTING RESTRICTIONS.

     During the term of this Agreement, Consultant agrees that he will not, directly or indirectly, individually or on behalf of any other person, (a) sell or attempt to sell any products or services competitive with the products or services of any member of the IDEX Companies, as hereafter defined, to any customer to whom such member of the IDEX Companies sold or attempted to sell products or services at any time during the previous two (2) years or (b) suggest, advise or attempt to persuade any such customer to limit or discontinue its business with any member of the IDEX Companies.



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Consultant further agrees that during the term of this Agreement, he will not, directly or indirectly, individually or on behalf of any other person, (a) solicit for employment any employee of the IDEX Companies, (b) influence or seek to influence any employee of the IDEX Companies to leave such employment, (c) contact any employee of the IDEX Companies to leave such employment or (d) contact any employee of the IDEX Companies for any purpose which violates or would violate any of the terms of this Agreement.

     For purposes of this Section 5, the term "IDEX Companies" means (i) IDEX Corporation (ii) each of its affiliates (as defined under the Securities Act of 1933, as amended) determined as of April 1, 1999 and (iii) any other entity which becomes an affiliate of IDEX Corporation after April 1, 1999 and with respect to which Consultant provides services such that he obtains information as to the operations or business of such entity which would be deemed confidential or proprietary.

     Notwithstanding any other provision of this Section 5, Consultant is expressly permitted to continue to hold all positions as a member of all boards of directors which he holds as of March 31, 1999, or to become a member of any other board of directors (provided that the additional board memberships would not violate the preceding paragraphs of this section 5).

     If any provision of this Section 5 is found to be unreasonable by a court of competent jurisdiction, such court may modify the provision so as to make it reasonable and



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enforceable. Consultant acknowledges that any breach of this Section 5 could result in irreparable injury for which there would be no adequate remedy at law. Therefore, Consultant acknowledges and consents that the IDEX Companies shall have the right to seek and obtain, in addition to other remedies available under law, an injunction to enforce the obligations under this Section 5.

     6. FAILURE, DELAY OR WAIVER.

     No course of action or failure to act by Company or the Consultant shall constitute a waiver by such party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement shall be effective unless made in writing.

     7. SEVERABILITY.

     Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement shall be deemed unenforceable under applicable law by a court having jurisdiction, such provision shall be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.



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     8. NOTICE.

     All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given if hand delivered or mailed, addressed to the appropriate party at the address of such party as shown at the beginning of this Agreement, postage prepaid, by certified or registered mail, return receipt requested. A copy of any notice sent to the Consultant pursuant to this Section shall also be sent to Hodgson, Russ, Andrews, Woods & Goodyear, LLP, 1800 One M & T Plaza, Buffalo, New York 14203, Attention: Richard E. Heath, Esq. and Richard W. Kaiser, Esq., and a copy of any notices sent to the Company shall also be sent to IDEX Corporation, Attention: President Any party may from time to time designate by written notice given in accordance with the provisions of this Section any other address or party to which such notice or communication or copies thereof shall be sent.

     9. MISCELLANEOUS.

     This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by Company or the Consultant, but may be amended, modified or terminated only by a written agreement duly executed by Company and the Consultant, (b) is binding upon and shall inure to the benefit of Company and the Consultant and each of their respective heirs, representatives, successors and assignees, and, except for an assignment to an entity which is wholly owned by Consultant, the Consultant may not assign any of his obligations



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pursuant to this Agreement without the prior written consent of Company, (c)
constitutes the entire agreement between Company and the Consultant with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, (d) except as otherwise provided, shall be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois without regard to principles of conflicts of law and
(e) any action to enforce or interpret the terms of this Agreement shall take place within the State of Illinois.

     The payments under this Agreement are in addition to, and shall not reduce or set off, any amounts or benefits to be provided to Consultant with respect to his prior employment with the Company. The payment of any payment or benefit under this Agreement will not be reduced by offset against any amount claimed to be owed by consultant to Company.

     In the event the Consultant and the Company shall disagree as to their respective rights and obligations under this Agreement, and the Consultant is successful in establishing, privately or otherwise, that his position is substantially correct, or that the Company's position is substantially incorrect or unreasonable, or in the event the disagreement is resolved by settlement, the Company shall pay to Consultant (or directly to Consultant's counsel, as Consultant may direct) all costs and expenses, including counsel fees and disbursements, which the Consultant may incur in connection therewith.




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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      IDEX CORPORATION


                                      By
                                         -------------------------------------
                                              Frank J. Hansen, President

                                      ----------------------------------------
                                      Donald N. Boyce




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